Exhibit 4.4

HSBC HOLDINGS PLC
As Issuer

and

HSBC BANK USA, NATIONAL ASSOCIATION
As Book-Entry Depositary

and

THE OWNERS OF BOOK-ENTRY INTERESTS

NOTE DEPOSIT AGREEMENT

Dated as of December 3, 2004

NOTE DEPOSIT AGREEMENT

     THIS NOTE DEPOSIT AGREEMENT (this “Agreement”) is made as of December 3, 2004 by and between HSBC Holdings plc, a public limited company organized and existing under the laws of England and Wales (the “Issuer”), which is a party for the limited purposes referred to herein, HSBC Bank USA, National Association, as Book-Entry Depositary (the “Book-Entry Depositary”), and the owners from time to time of beneficial interests in Depositary interests issued hereunder in book-entry form (“Book Entry Interests”) in respect of Global Notes (as defined below) representing two Series (as defined below) of the Notes (the “ Notes”) to be issued pursuant to two Supplemental Indentures (the “Supplemental Indentures”) dated as of the even date herewith between The Bank of New York, as Trustee, and the Issuer, supplementing an Indenture (the “Indenture”; and as supplemented by the Supplemental Indenture, the “HSBC Indenture”) dated as of December 10, 2002 between The Bank of New York, as Trustee, and the Issuer.

ARTICLE 1

DEFINITIONS AND OTHER GENERAL PROVISIONS

     SECTION 1.1. DEFINITIONS. The following terms, as used herein, have the following meanings:

     “Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control”, when used with respect to any specific Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     “Beneficial Owner” means any Person owning any beneficial interest in the relevant Certificateless Depositary Interest but who is not the Holder of such Certificateless Depositary Interest, and may include any “DTC Participant” (as hereinafter defined), it being understood that the term “Beneficial Owner” shall not include any agent or financial intermediary holding an interest in such Certificateless Depositary Interest solely to the extent such interest is held for or on behalf of any Beneficial Owner.

     “Board Resolution” shall have the meaning ascribed to it in the Indenture.

     “Book-Entry Depositary” means the party named as such in this Agreement or its nominee or the custodian of either until a successor shall have become such pursuant to Section 3.07 hereof, and thereafter “Book-Entry Depositary” shall mean such successor or its nominee or the custodian of either.

     “Book-Entry Notes” means interests in the relevant Certificateless Depositary Interest which are eligible for trading through DTC’s book-entry system.

     “Certificateless Depositary Interest” means an interest in a Global Note held by the Book-Entry Depositary that (i) shall, at all times, represent the right to receive 100% of the principal and premium (if any) of and interest and Payments and Missed Payments (if any) on such Global Note and the right to receive in certain circumstances the issue of one or more Definitive Notes representing up to 100% of the principal amount represented by such Global Note and (ii) is issued by the Book-Entry Depositary to the Depositary or its nominee.

     “Corporate Trust Office” means the principle Corporate Trust Office of the Book-Entry Depositary in The City of New York, at which any particular time its corporate trust business shall be principally administered, which at the date hereof is located at One Hanson Place, Lower Level, Brooklyn, New York, 11243.

     “Definitive Notes” means Definitive Notes in registered form issued pursuant to the relevant Indenture.

     “Depositary” means DTC, or any successor, as the owner of the relevant Certificateless Depositary Interest and indicated as such in the records of the Book-Entry Depositary.

     “DTC” means The Depository Trust Company or its nominee.

     “DTC Participants” means institutions that have accounts with DTC or its successors.

     “Event of Default” shall have the meaning ascribed to it in the Indenture.

     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

     “Global Note” means one or more global securities in bearer form representing 100% of a Series.

     “Holder” means the person in whose name a Certificateless Depositary Interest is recorded in the records of the Book-Entry Depositary and shall initially be DTC.

     “Letter of Representations” means the relevant Letter of Representations to DTC with respect to all Notes or a particular Series of Notes from the Book-Entry Depositary.

     “Officers’ Certificate” shall have the meaning ascribed to it in the relevant Indenture.

     “Opinion of Counsel” means a written opinion from legal counsel, who may be counsel to the Issuer and who shall otherwise be reasonably satisfactory to the Book-Entry Depositary.

     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     “Responsible Officer” means, with respect to the Book-Entry Depositary, any vice president, any assistant vice president, the secretary, any assistant secretary, any assistant treasurer, any trust officer or assistant trust officer employed by the Book-Entry Depositary’s corporate trust department or any other officer of the Book-Entry Depositary customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust or agency matter, any other officer to whom such matter is referred because of his or her knowledge and familiarity with the particular subject.

     “Series” means all Notes of the same Series authorized by or pursuant to a particular resolution or resolutions of the Board of Directors of the Issuer in accordance with the terms of the HSBC Indenture.

     “TIA” means the United States Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indentures; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “TIA” means, to the extent required by such amendment, the Trust Indenture Act of 1939, as so amended.

     “Trustee” means the Person acting as Trustee under the relevant Indenture until a successor Trustee shall have become such pursuant to the applicable provisions of such Indenture, and “Trustee” shall thereafter mean such successor Trustee.

     SECTION 1.2. RULES OF CONSTRUCTION. Unless the context otherwise requires, (1) a term has the meaning assigned to it herein; (2) any capitalized term not otherwise defined herein shall have the meaning ascribed to it in the relevant Indenture; (3) “or” is not exclusive; (4) “including” means including without limitation; (5) words in the singular include the plural and words in the plural include the singular; and (6) the words “herein”, “hereof” and “hereunder” and other words of similar import to this Agreement as a whole and not to any particular Article, Section or other subdivision.

ARTICLE 2

BOOK-ENTRY INTERESTS

     SECTION 2.1. DEPOSIT OF GLOBAL NOTES. The Book-Entry Depositary hereby agrees to accept custody of the Global Notes and shall act as Book-Entry Depositary in accordance with the terms of this Agreement. The Book-Entry Depositary shall hold the Global Notes at its Corporate Trust Office in The City of New York or at such place or places as it shall determine with the consent of the Issuer for the purposes of Section 2.03 below. The Book-Entry Depositary shall issue the relevant Certificateless Depositary Interest in accordance with the relevant Letter of Representations.

     SECTION 2.2. BOOK-ENTRY SYSTEMS.

     (a) Upon acceptance by DTC of the Certificateless Depositary Interest of a Series for entry into its book-entry settlement system in accordance with the terms of the Letter of Representations, Book-Entry Notes of a Series will be traded through DTC’s book-entry system, and ownership of such Book-Entry Notes shall be shown in, and the transfer of such ownership shall be effected through, records maintained by DTC or its successors or DTC Participants. Book-Entry Notes of a Series shall be transferable only as units in the same denominations as the Notes to which they correspond.

     (b) The Certificateless Depositary Interest shall be issuable only to DTC, or successors of DTC or their respective nominees. Except as provided in Section 2.04, no owner of Book-Entry Notes of a Series shall be entitled to receive a Definitive Note on account of such ownership, and such owner’s interest therein shall be shown only in accordance with the procedures of DTC as set forth in the Letter of Representations.

     (c) Neither the Depositary nor any Beneficial Owner shall be entitled to any benefits under this Agreement nor shall any Certificateless Depositary Interest be valid or obligatory for any purpose, unless such Certificateless Depositary Interest shall have been properly credited on the records of the Book-Entry Depositary in the name of the Depositary.

     SECTION 2.3. RECORD OF TRANSFER OF THE CERTIFICATELESS DEPOSITARY INTEREST. The Issuer appoints the Book-Entry Depositary as its agent for the sole purpose of maintaining at the Book-Entry Depositary’s Corporate Trust Office records in which the Book-Entry Depositary shall (i) record DTC as the Initial owner of a Certificateless Depositary Interest of a Series, (ii) record the transfer of such Certificateless Depositary Interest, and (iii) record the increases and decreases in the principal amount represented by such Certificateless Depositary Interest. Certificateless Depositary Interests cannot be transferred unless such transfer is noted in the records of the Book-Entry Depositary. The Book-Entry Depositary shall treat the Person in whose name the Certificateless Depositary Interest of a Series is recorded in the records of the Book-Entry Depositary as the owner thereof for all purposes whatsoever and shall not be bound or affected by any notice to the contrary, other than an order of a court having jurisdiction over the Book-Entry Depositary.

     The foregoing paragraph shall not (i) impose an obligation on the Book-Entry Depositary to record the interests in or transfers of Book-Entry Notes of a Series held by DTC Participants, or Persons that may hold Book-Entry Notes of a Series through DTC Participants or (ii) restrict transfers of such Book-Entry Notes held by DTC Participants or such Persons.

     In connection with the Book-Entry Depositary’s appointment as the Issuer’s agent under this Section 2.03, the Issuer shall have such compensation and reimbursement obligations as specified in Section 3.05 hereof and such rights and obligations as regards removal of the Book-Entry Depositary and appointment of a successor as are specified in Section 3.07 hereof.

     SECTION 2.4. TRANSFER OF THE GLOBAL NOTE. The Book-Entry Depositary shall hold the Global Notes in custody for the benefit of the Depositary. The Book-Entry Depositary shall not transfer or lend any Global Note or any interest therein except that the Book-Entry Depositary may transfer Global Notes to a successor Book-Entry Depositary in accordance with Section 3.07. Notwithstanding the foregoing, the Book-Entry Depositary shall not under any circumstances surrender or deliver any Global Note to the Depositary. A Global Note shall be exchangeable pursuant to this Section only (i) if the Book-Entry Depositary notifies the Issuer in writing that it is unwilling or unable to continue to act as Book-Entry Depositary and a successor Book-Entry Depositary is not appointed by the Issuer within 90 days of such notification, (ii) if DTC notifies the Book-Entry Depositary that it is unwilling or unable to continue to hold the Certificateless Depositary Interests issued by the Book-Entry Depositary with respect a Global Note or if at any time DTC is unable to or ceases to be eligible as a clearing agency registered under the Exchange Act and a successor to DTC registered under the

Exchange Act is not appointed by the Book-Entry Depositary at the written request of the Issuer within 90 days, or (iii) an Event of Default has occurred and is continuing and the Book Entry Depositary has received a request from DTC, or (iv) if a Global Note shall otherwise be exchangeable under the relevant Indenture. If exchangeable pursuant to the preceding sentence, the relevant Global Note shall be exchangeable for Definitive Notes aggregating a like amount as the relevant Global Note so exchangeable. Definitive Notes shall be registered in the names of (or if permitted by the terms of the Notes, otherwise delivered to) the owners of the beneficial interests in the relevant Global Note as such names are from time to time provided, where DTC holds the Certificateless Depositary Interest corresponding to the relevant Global Note, by the relevant DTC Participants holding interests in the relevant Global Note (as the names of such DTC Participants are provided to the Book-Entry Depositary from time to time by DTC and by the Book-Entry Depositary to the Issuer) and, in all other cases, by the Holder, to the Trustee. The Book-Entry Depositary agrees that in either such event it will promptly surrender the relevant Global Note held by it to the Trustee in connection with such exchange for cancellation pursuant to the relevant Indenture.

     Delivery of Definitive Notes pursuant to this Section 2.04 shall be made free of any fees of the Book-Entry Depositary to the Depositary or Beneficial Owner with respect thereto; provided that, a Person receiving Definitive Notes shall be obligated to pay or otherwise bear the cost of any tax or other governmental charge and any cost or expenses of the Book-Entry Depositary relating to insurance, postage, transportation and the like.

     SECTION 2.5. CANCELLATION. If a Global Note is surrendered for payment, or for redemption or purchase of Notes evidenced thereby or for exchange for Definitive Notes to any Person other than the Trustee, such Global Note shall, subject to Section 2.07, be delivered to the Trustee for cancellation.

     SECTION 2.6. PAYMENTS IN RESPECT OF A CERTIFICATELESS DEPOSITARY INTEREST AND A GLOBAL NOTE.

     (a) Whenever the Book-Entry Depositary shall receive from any Paying Agent appointed under the relevant Indenture any payment on a Global Note, the amount so received shall be distributed promptly to the Depositary entitled thereto, on the corresponding payment date for such Global Note. So long as DTC is the Depositary, such payments shall be made in accordance with the Letter of Representations.

     (b) The Book-Entry Depositary shall forward to the Issuer and the Trustee or their agents such information from its records as the Issuer or the Trustee may reasonably request to enable the Issuer, the Trustee or their agents to file necessary reports with governmental agencies, and the Book-Entry Depositary, the Issuer and the Trustee or their agents may (but shall not be required to) file any such reports necessary to obtain benefits under any applicable tax treaties for the Depositary or Beneficial Owners of Book-Entry Notes of a Series.

     (c) None of the Issuer, the Trustee, the Book-Entry Depositary or any agent of the Issuer, the Trustee or the Book-Entry Depositary will have any responsibility or liability for any aspect of the records relating to payments made by the Depositary (or its direct or indirect Participants) on account of Book-Entry Notes of a Series or for maintaining, supervising or reviewing any records relating to such Book-Entry Notes.

     (d) Notwithstanding any other provision of this Agreement, the Book-Entry Depositary shall be required to pay to the Depositary only amounts (including Additional Amounts (as defined herein)) received by the Book-Entry Depositary under a Global Note.

     SECTION 2.7. REDEMPTION OF NOTES AND BOOK-ENTRY INTERESTS. In the event that the Issuer or a Holder exercises any right of conversion, exchange or redemption under the relevant Indenture and terms of the Notes of a Series in respect of all or any part of a Global Note, the Book-Entry Depositary shall promptly deliver such Global Note to the Trustee and request the Trustee to endorse the relevant schedule to such Global Note to reflect the reduction in the principal amount of such Global Note as a result of such conversion, exchange or redemption. In addition, the Book-Entry Depositary shall notify the Depositary of the principal amount redeemed and of a corresponding reduction of the same principal amount of the corresponding Certificateless Depositary Interest. The Book-Entry Depositary shall pay or deliver, as the case may be, all such amounts or securities, as the case may be, received by it in connection with such conversion, exchange or redemption to the Depositary.

     SECTION 2.8. RECORD DATE. Whenever (i) the Book-Entry Depositary shall receive notice of any action to be taken by the Holder of a Global Note, (ii) any payment is to be made in respect of a Global Note, or (iii) the Book-Entry Depositary otherwise deems it appropriate in respect of any other matter, the Book-Entry Depositary shall fix a record date for the determination of the relevant principal amount represented by the relevant Certificateless Depositary Interest and the Holder at such record date, with respect to which and/or whom the Depositary shall be entitled to take any such action or made such payment or to act in respect of any such matter, which record date shall be the same date as that fixed with respect to the corresponding Holder of the relevant Global Note or Holders of Definitive Notes under the relevant Indenture. Subject to the provisions of this Agreement, only the Depositary in whose name the relevant Certificateless Depositary Interest is recorded in the records of the Book-Entry Depositary at the close of business on such record date shall be entitled to give instructions as to such action, receive any such action or to act in respect of any such matter.

     SECTION 2.9. ACTION IN RESPECT OF THE CERTIFICATELESS DEPOSITARY INTEREST. As soon as practicable after receipt by the Book-Entry Depositary of notice of any solicitation of consents or request for a waiver or other action by the Holder of a Global Note under the relevant Indenture or by the Book-Entry Depositary under this Agreement, the Book-Entry Depositary shall mail to the Depositary a notice containing (a) such information as is contained in the notice received, (b) a statement that the Depositary at the close of business on a specified record date (established in accordance with Section 2.08 hereof) will be entitled, subject to the provisions of or governing the relevant Certificateless Depositary Interest or Global Note, to instruct the Book-Entry Depositary as to the consent, waiver or other action, if any, pertaining to this Agreement or the relevant Indenture and (c) a statement as to the manner in which such instructions may be given. Upon the written request of the Depositary received on or before the date established by the Book-Entry Depositary for such purpose, the Book-Entry Depositary shall endeavor insofar as practicable and permitted under the provisions of this

Agreement or the relevant Indenture, as the case may be, to take such action regarding the requested consent, waiver or other action in respect of all or only a portion of the relevant principal amount of the relevant Certificateless Depositary Interest or Global Note, as the case may be, with respect to which instructions in accordance with any instructions set forth in such request have been received. In addition, the Book-Entry Depositary will forward to the Depositary, or, based upon instructions received from the Depositary, to owners of Book-Entry Notes of a Series, all materials pertaining to any such solicitation, request, offer or other action. The Book-Entry Depositary agrees that the Depositary may grant proxies or otherwise authorize Participants (or Persons owning Book-Entry Notes of a Series through such Participants) to provide such instructions to the Book-Entry Depositary so that it may exercise any rights of a Holder or take any other action which a Holder is entitled to take under the relevant Indenture. The Book-Entry Depositary shall not itself exercise any discretion in the granting of consents or waivers or the taking of any other action in respect of a Global Note. Without prejudice to Section 2.06(c), the records of the Depositary shall, absent manifest error, be conclusive evidence of the owners of the Book-Entry Notes of a Series and the principal amount represented by such Book-Entry Notes.

     SECTION 2.10. CHANGES AFFECTING THE GLOBAL NOTES. Upon any reclassification of the Notes of a Series, or upon any recapitalization, reorganization, merger, assumption or consolidation or sale of assets affecting the Issuer or to which the Issuer is a party, any securities that shall be received by the Book-Entry Depositary in exchange for or in respect of the relevant Global Note shall be treated as a new Global Note or as part of the relevant Global Note under this Agreement and any corresponding Certificateless Depositary Interest shall thenceforth represent the relevant Global Note, including such new securities so received.

     SECTION 2.11. REPORTS. The Book-Entry Depositary shall as promptly as practicable send to the Depositary any notices, reports and other communications received from the Issuer or the Trustee that are received by the Book-Entry Depositary as Holder of a Global Note.

     SECTION 2.12. ADDITIONAL AMOUNTS. All payments made on the Book-Entry Notes of a Series will be made free and clear of and without deduction or withholding for or on account of any present or future Taxes, duties, assessments or governmental charges of whatever nature unless the withholding or deduction is then required by law. If any such deduction or withholding is required by the United Kingdom or any political subdivision or taxing authority thereof or therein (“Taxes”), each owner of Book-Entry Notes of a Series so affected shall be entitled to receive from the Book-Entry Depositary additional amounts (“Additional Amounts”) to the extent that such owner would be entitled to receive Additional Amounts under the Indenture to be determined by treating the owner of any Book-Entry Interest as a Holder or Beneficial Owner for purposes of Section 10.04 of the relevant Indenture). At least 10 days prior to the first date on which withholding on account of Taxes would be required under applicable law or payment of Additional Amounts would be required pursuant to this Section 2.12 to be made, and at least 10 days prior to any subsequent such date if there has been any change with respect to such matters, the Issuer will furnish the Book-Entry Depositary with an Officers’ Certificate that shall specify the amount, if any, required to be withheld on such payments to the Depositary and the amount of Additional Amounts payable to the Depositary, net of amounts to which the Depositary or any owner of such Book-Entry Interest is not entitled. The Book-Entry

Depositary shall have no responsibility for determining whether the Depositary or any owner of a Book-Entry Interest is entitled to the payment of Additional Amounts, but shall be entitled to rely conclusively for this purpose on the Officers’ Certificate or on certifications from the Depositary. Notwithstanding anything to the contrary provided above, the Book-Entry Depositary shall pay or cause to be paid Additional Amounts only out of funds that shall be received by it from the Issuer for that purpose.

ARTICLE 3

THE BOOK-ENTRY DEPOSITARY

     SECTION 3.1. CERTAIN DUTIES AND RESPONSIBILITIES.

     (a) The Book-Entry Depositary undertakes to perform such duties and only such duties as are specifically set forth in this Agreement.

     (b) No provision of this Agreement shall be construed to relieve the Book-Entry Depositary from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that

     (i) the duties and obligations of the Book-Entry Depositary with respect to Certificateless Depositary Interests and Global Notes of a Series shall be determined solely by the express provisions of this Agreement and the Book-Entry Depositary shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Book-Entry Depositary; and

     (ii) in the absence of bad faith on its part, the Book-Entry Depositary may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any statements, certificates or opinions furnished to the Book-Entry Depositary and conforming to the requirements of this Agreement, but in the case of any such statements, certificates or opinions that by any provision hereof are specifically required to be furnished to the Book-Entry Depositary, the Book-Entry Depositary shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement.

     (c) The Book-Entry Depositary shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Book-Entry Depositary, unless it shall be proved that the Book-Entry Depositary was negligent in ascertaining the pertinent facts.

     (d) The Book-Entry Depositary shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Depositary relating to the time, method and place of conducting any proceeding for any remedy available to the Book-Entry Depositary, or exercising any power conferred upon the Book-Entry Depositary, under this Agreement.

     (e) No provision of this Agreement shall require the Book-Entry Depositary to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

     (f) Whether or not therein expressly so provided, every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Book-Entry Depositary shall be subject to the provisions of this Section.

     SECTION 3.2. CERTAIN RIGHTS OF BOOK-ENTRY DEPOSITARY. Subject to the provisions of Section 3.01 hereof:

     (a) the Book-Entry Depositary may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, coupon, security, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

     (b) any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Officers’ Certificate, a Company Order or Company Request and any resolution of the Board of Directors of the Issuer may be sufficiently evidenced by a Board Resolution;

     (c) the Book-Entry Depositary may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon in accordance with such advice or Opinion of Counsel.

     (d) the Book-Entry Depositary shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Book-Entry Depositary, in its discretion, may make reasonable further inquiry or investigation into such facts or matters related to the issuance of a Global Note;

     (e) the Book-Entry Depositary may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Book-Entry Depositary shall not be responsible for any misconduct or negligence on the part of any agent (other than an officer or employee of the Book-Entry Depositary) or attorney appointed with due care by it hereunder;

     (f) the Book-Entry Depositary shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request, order or direction of the Depositary pursuant to this Agreement, unless the Depositary or Beneficial Owner shall have offered to the Book-Entry Depositary reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request, order or direction, provided that such request, order or direction shall not expose the Book-Entry Depositary to personal liability;

     (g) the Book-Entry Depositary shall not be liable for any action taken or omitted by it in good faith and reasonably believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Agreement;

     (h) whenever in the administration of its duties under this Agreement the Book-Entry Depositary shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of negligence or willful misconduct on the part of the Book-Entry Depositary, be deemed to be conclusively proved and established by an Officers’ Certificate delivered to the Book-Entry Depositary; and

     (i) the Book-Entry Depositary shall incur no liability to the Depositary or any Beneficial Owner or any other Person hereunder or in connection herewith if, by reason of any provision of any present or future law or regulation of any governmental or regulatory authority or securities exchange, or by reason of the terms of the relevant Indenture or the relevant Global Note, or by any reason of any act of God or war or other circumstance beyond the control of the Book-Entry Depositary, the Book-Entry Depositary shall be prevented or forbidden from doing or performing any act or thing which the terms of this Agreement provide shall be done or performed; and the Book-Entry Depositary shall not incur any liability to the Depositary or Beneficial Owner or any other Person hereunder or in connection herewith by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which the terms of this Agreement provide shall or may be done or performed by reason of any exercise of or failure to exercise in good faith any discretion provided for in this Agreement.

     SECTION 3.3. NOT RESPONSIBLE FOR RECITALS OR THE ISSUANCE OF NOTES. The recitals contained in the Indentures and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and the Book-Entry Depositary assumes no responsibility for their correctness. The Book-Entry Depositary makes no representations as to the validity or sufficiency of this Agreement or of the Global Notes or of any offering materials and the performance and observance by the Issuer of its obligations under the Global Notes or the recoverability of any sum of interest, Payment or Missed Payment, if any, or principal due or to become due from the Issuer in respect of any Global Note. The Book-Entry Depositary shall at no time be liable for any act, default or omission of the Issuer under or in respect of the Notes. The Book-Entry Depositary shall not be accountable for the use or application by the Issuer of the proceeds with respect to the Notes. The Book-Entry Depositary shall at no time have any responsibility for, or obligation or liability in respect of, the financial condition, creditworthiness, affairs, status or nature of the Issuer.

     SECTION 3.4. MONEY HELD IN TRUST. Money held by the Book-Entry Depositary in trust hereunder need not be segregated from other funds held by the Book-Entry Depositary, except to the extent required by law. The Book-Entry Depositary shall be under no obligation to invest or pay interest on any money received by it hereunder, except as otherwise agreed with the Depositary (or in the absence of such an agreement, with the Issuer).

     SECTION 3.5. COMPENSATION AND REIMBURSEMENT. The Issuer agrees:

     (a) to pay to the Book-Entry Depositary from time to time such compensation as agreed between them in writing for all services rendered by it hereunder (which compensation shall not be limited by any provision of law with regard to the compensation of a Trustee of an express trust);

     (b) to reimburse the Book-Entry Depositary and any predecessor Book-Entry Depositary upon its request for all reasonable and necessary expenses, disbursements and advances incurred or made by the Book-Entry Depositary in accordance with any provision of this Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel but excluding any ordinary administrative expenses and any overhead expense), except any such expense, disbursement or advance as may be attributable to its negligence or bad faith; and

     (c) to indemnify the Book-Entry Depositary and any predecessor Book-Entry Depositary for, and to hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on its part, arising out of or in connection with the acceptance or administration of this Agreement and its duties hereunder, including the costs and expenses of defending itself against or investigating any claim of liability in connection with the exercise or performance of any of its powers or duties hereunder.

     The Book-Entry Depositary shall notify the Issuer in writing of the commencement of any action or claim in respect of which indemnification may be sought promptly after the Book-Entry Depositary becomes aware of such commencement (provided that the failure to make such notification shall not affect the Book-Entry Depositary’s rights hereunder) and the Issuer shall be entitled to participate in, and to the extent it shall wish, to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Book-Entry Depositary. The Book-Entry Depositary shall not compromise or settle any such action or claim without the written consent of the Issuer, which consent shall not be unreasonably withheld or delayed.

     The obligations of the Issuer under this Section to compensate and indemnify the Book-Entry Depositary and any predecessor Book-Entry Depositary and to pay or reimburse the Book-Entry Depositary and any predecessor Book-Entry Depositary for expenses, disbursements and advances shall survive the repayment of the Notes, resignation or removal of the Book-Entry Depositary and satisfaction, discharge or other termination of this Agreement.

     SECTION 3.6. BOOK-ENTRY DEPOSITARY REQUIRED; ELIGIBILITY. At all times when there is a Book-Entry Depositary hereunder, such Book-Entry Depositary shall be a corporation organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, having, together with its parent, a combined capital and surplus of at least $50,000,000, subject to supervision or examination by Federal, State or District of Columbia authority, willing to act on reasonable terms. Such corporation shall have its principal place of business in The City of New York, if there be such a corporation in such location willing to act upon reasonable and customary terms and conditions. If such corporation, or its parent, publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Book-Entry Depositary shall cease to be eligible in accordance with the provisions of the Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

     SECTION 3.7. RESIGNATION AND REMOVAL; APPOINTMENT OF SUCCESSOR.

     (a) No resignation or removal of the Book-Entry Depositary with respect to a Global Note and, in the case of (i) below, no appointment of a successor Book-Entry Depositary with respect to a Global Note pursuant to this Article shall become effective until (i) the acceptance of appointment by the successor Book-Entry Depositary with respect to such Global Note in accordance with the applicable requirements of Section 3.08 hereof or (ii) the issuance of Definitive Notes with respect to all Outstanding Notes of the relevant Series in accordance with Section 2.04 hereof.

     (b) The Book-Entry Depositary may resign with respect to a Global Note by giving written notice thereof to the Issuer and the Depositary, in accordance with Section 4.01 and Section 4.02, 60 days prior to the effective date of such resignation. The Book-Entry Depositary may be removed with respect to a Global Note at any time upon 90 days’ notice by the filing with it of an instrument in writing signed on behalf of the Issuer and specifying such removal and the date when it is intended to become effective.

     (c) If at any time

     (i) the Book-Entry Depositary shall cease to be eligible under Section 3.06 hereof and shall fail to resign after written request therefor by the Issuer or by the Depositary, or

     (ii) the Book-Entry Depositary shall become incapable of acting with respect to any Certificateless Depositary Interest or shall be adjudged a bankrupt or insolvent, or a receiver or liquidator of the Book-Entry Depositary or of its property shall be appointed or any public officer shall take charge or control of the Book-Entry Depositary or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (i) the Issuer may immediately remove the Book-Entry Depositary and appoint a successor Book-Entry Depositary or (ii) the Depositary or Book-Entry Depositary may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Book-Entry Depositary and the appointment of a successor Book-Entry Depositary or Book-Entry Depositaries unless Definitive Notes have been issued with respect to all Outstanding Notes of all Series in accordance with the relevant Indenture.

Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Book-Entry Depositary and appoint a successor Book-Entry Depositary.

     (d) If the Book-Entry Depositary shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Book-Entry Depositary, in each case, with respect to any Global Note for any cause, the Issuer shall promptly appoint a successor Book-Entry Depositary (other than the Issuer) with respect to such Global Note and shall comply with the applicable requirements of Section 3.08 hereof. If no successor Book-Entry Depositary with respect to such Global Note shall have been so appointed by the Issuer and accepted appointment in the manner required by Section 3.08, the Depositary or Book-Entry Depositary may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Book-Entry Depositary with respect to such Global Note unless Definitive Notes with respect to all Outstanding Notes of the relevant Series have been issued in accordance with the relevant Indenture.

     (e) The Issuer shall give, or shall cause such successor Book-Entry Depositary to give, notice of each resignation and each removal of a Book-Entry Depositary and each appointment of a successor Book-Entry Depositary to the Depositary in accordance with Section 4.02 hereof. Each notice shall include the name of the successor Book-Entry Depositary and the address of its Corporate Trust Office. If the Issuer fails to give notice within ten days after acceptance of appointment by the successor Book-Entry Depositary, the successor Book-Entry Depositary shall cause such notice to be given at the expense of the Issuer.

     SECTION 3.8. ACCEPTANCE OF APPOINTMENT BY SUCCESSOR.

     (a) In case of the appointment hereunder of a successor Book-Entry Depositary with respect to any Global Note, every such successor Book-Entry Depositary so appointed shall execute, acknowledge and deliver to the Issuer and to the retiring Book-Entry Depositary with respect to such Global Note an instrument accepting such appointment with respect to such Global Note, and thereupon the resignation or removal of the retiring Book-Entry Depositary with respect to such Global Note shall become effective and such successor Book-Entry Depositary with respect to such Global Note, without any further act, deed or conveyance, shall become vested with all the rights, powers, agencies and duties of the retiring Book-Entry Depositary with respect to such Global Note, with like effect as if originally named as Book-Entry Depositary with respect to such Global Note hereunder; provided, however, on the request of the Issuer or the successor Book-Entry Depositary, such retiring Book-Entry Depositary shall, upon payment of all amounts due and payable to it pursuant to Section 3.05 hereof, execute and deliver an instrument transferring to such successor Book-Entry Depositary all the rights and powers of the retiring Book-Entry Depositary with respect to such Global Note and shall duly assign, transfer and deliver to such successor Book-Entry Depositary all property and money held by such retiring Book-Entry Depositary with respect to such Global Note hereunder and shall deliver such Global Note to the successor.

     (b) Upon request of any such successor Book-Entry Depositary, the Issuer shall execute any and all instruments necessary for more fully and certainly vesting in and confirming to such successor Book-Entry Depositary all such rights, powers and agencies referred to in paragraph (a) of this Section.

     (c) No successor Book-Entry Depositary shall accept its appointment unless at the time of such acceptance such successor Book-Entry Depositary shall be eligible under this Article.

     (d) Upon acceptance of appointment by any successor Book-Entry Depositary as provided in this Section, the Issuer shall give notice thereof to the Depositary in accordance with Section 4.02 hereof. If the acceptance of appointment is substantially contemporaneous with the resignation of the Book-Entry Depositary, the notice called for by the preceding sentence may be combined with the notice called for by Section 3.07 hereof. If the Issuer fail to give such notice within 15 days after acceptance of appointment by the successor Book-Entry Depositary, the successor Book-Entry Depositary shall promptly cause such notice to be given at the expense of the Issuer.

     SECTION 3.9. MERGER, CONVERSION, CONSOLIDATION OR SUCCESSION TO BUSINESS. Any corporation into which the Book-Entry Depositary may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Book-Entry Depositary shall be a party, or any corporation succeeding to all or substantially all the agency business of the Book-Entry Depositary, shall be the successor of the Book-Entry Depositary hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto. Written notice of any merger, conversion, consolidation or sale shall forthwith be given to the Issuer and the Depositary.

     SECTION 3.10. MAY HOLD NOTES; OTHER. The Book-Entry Depositary may own and deal in any class of securities of the Issuer and its affiliates and in the Notes and Book-Entry Notes. The Book-Entry Depositary may enter into other dealings with the Issuer of any nature whatsoever.

ARTICLE 4

MISCELLANEOUS PROVISIONS

     SECTION 4.1. NOTICES TO BOOK-ENTRY DEPOSITARY OR ISSUER. Any request, demand, authorization, direction, notice, consent, or waiver or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with,

     (a) the Book-Entry Depositary by the Depositary, the Trustee or the Issuer shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or filed in writing and delivered or mailed and received, first-class postage prepaid, to the Book-Entry Depositary at its Corporate Trust Office, Attention: Corporate Trust & Loan Agency Department, One Hanson Place, Lower Level, Brooklyn, New York 11243 or at any other address previously furnished in writing by the Book-Entry Depositary to the Depositary, the Trustee or the Issuer, or

     (b) the Issuer by the Book-Entry Depositary shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or filed in writing and delivered or mailed and received, first-class postage prepaid, to 8 Canada

Square, London E14 5HQ, England; Attention: Company Secretary, or at any other address previously furnished in writing to the Book-Entry Depositary by the Issuer.

     SECTION 4.2. NOTICE TO DEPOSITARY AND OWNERS; WAIVER. Where this Agreement provides for notice to the Depositary or owners of Book-Entry Notes of a Series of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided or as provided in the Letter of Representations) if in writing and mailed, first-class postage prepaid, to the Depositary at the address notified to the Book-Entry Depositary, in each case not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. Where this Agreement provided for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by the Depositary shall be filed with the Book-Entry Depositary, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

     In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Book-Entry Depositary shall constitute a sufficient notification for every purpose hereunder.

     SECTION 4.3. EFFECT OF HEADING AND TABLE OF CONTENTS. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

     SECTION 4.4. SUCCESSORS AND ASSIGNS. All covenants and agreements in this Agreement by the Issuer shall bind their successors and assigns, whether so expressed or not.

     SECTION 4.5. SEPARABILITY CLAUSE. In case any provision in this Agreement or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby.

     SECTION 4.6. BENEFITS OF AGREEMENT. Nothing in this Agreement, the Notes, or the Indentures, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefits or any legal or equitable right, remedy or claim under this Agreement. The owners from time to time of the Book-Entry Notes of each Series shall be parties to this Agreement and shall be bound by all of the terms and conditions hereof and of the relevant Indenture and the Notes of such Series, by their acceptance of delivery of the Book-Entry Notes of such Series.

     SECTION 4.7. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law thereof.

     SECTION 4.8. JURISDICTION. By the execution and delivery of this Agreement, the Issuer submits to the jurisdiction of any such court in any such suit or proceeding, and, to the fullest extent permitted under applicable law, waives any objection which it may now or hereafter have to the laying of venue of any such proceeding or any claim of inconvenient forum.

     SECTION 4.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

     SECTION 4.10. INSPECTION OF AGREEMENT. A copy of this Agreement shall be available at all reasonable times during normal business hours at the Corporate Trust Office of the Book-Entry Depositary for inspection by any owner of Book-Entry Notes.

     SECTION 4.11. SATISFACTION AND DISCHARGE. This Agreement upon an Issuer Request shall cease to be of further effect with respect to the Notes of such Series, and the Book-Entry Depositary, at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Agreement with respect to such Notes of a Series, when (i) with respect to the Notes of such Series the relevant Indenture has been satisfied and discharged pursuant to the provisions thereof or Definitive Notes have been issued and the relevant Global Note has been cancelled in accordance with the provisions of Section 2.04 or 2.05, (ii) the Issuer has paid or caused to be paid all sums payable hereunder by the Issuer with respect to the Notes and (iii) the Issuer has delivered to the Book-Entry Depositary an Officers’ Certificate and an Opinion of Counsel, stating that all conditions precedent herein provided relating to the satisfaction and discharge of this Agreement with respect to the Notes of such Series have been complied with.

     SECTION 4.12. AMENDMENTS. The Issuer and the Book-Entry Depositary may amend this Agreement without the consent of the Depositary or the owners of any Book-Entry Notes of a Series:

     (a) to cure any ambiguity, omission, defect or inconsistency;

     (b) to add to the covenants and agreements of the Book-Entry Depositary or the Issuer;

     (c) to evidence or effectuate the assignment of the Book-Entry Depositary’s rights and duties to a qualified successor, as provided herein;

     (d) to comply with any requirements of the U.S. Securities Act of 1933, as amended, the Exchange Act, the U.S. Investment Company Act of 1940, as amended, the TIA or any other applicable law, rule or regulation; or

     (e) to modify, alter, amend or supplement this Agreement in any other manner that is not adverse to the Depositary or the owners of Book-Entry Notes of such Series.

     No amendment that adversely affects the Depositary may be made to this Agreement or the Book-Entry Notes of a Series without the consent of the Depositary.

     SECTION 4.13. BOOK-ENTRY DEPOSITARY TO EXECUTE AMENDMENTS. The Book-Entry Depositary shall duly execute and deliver any amendment authorized pursuant to Section 4.12 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Book-Entry Depositary. If it does, the Book-Entry Depositary may but need not execute and deliver such amendment. In executing and delivering such amendment the Book-Entry Depositary shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and shall be fully protected in reasonably relying upon, an Officers’ Certificate (which need only cover the matters set forth in clause (a) below) and an Opinion of Counsel stating that:

     (a) such amendment is authorized or permitted by this Agreement;

     (b) the Issuer has all necessary corporate power and authority to execute and deliver the amendment and that the execution, delivery and performance of such amendment has been duly authorized by all necessary corporate action;

     (c) the execution, delivery and performance of the amendment do not conflict with, or result in the breach of or constitute a default under any of the terms, conditions or provisions of (i) this Agreement, (ii) the Memorandum and Articles of Association of the Issuer or (iii) any law or regulation applicable to the Issuer; and

     (d) such amendment has been duly and validly executed and delivered by the Issuer, and this Agreement together with such amendment constitutes a legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general equitable principles.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

HSBC HOLDINGS PLC
By:	/s/ D J Flint
	Name:	D J Flint
	Title:	Group Finance Director

HSBC BANK USA, NATIONAL ASSOCIATION
By:	/s/ Stephen Ferrera
	Name:	Stephen Ferrera
	Title:	Vice President